Exhibit 10.22
DANA HOLDING CORPORATION
2008 OMNIBUS INCENTIVE PLAN
OPTION RIGHT AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
          This Option Right Agreement (the “Option Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Dana Holding Corporation (the “Company”), and the optionee named below (the “Optionee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Dana Holding Corporation 2008 Omnibus Incentive Plan (the “Plan”).
Name of Optionee:
Social Security No.:
Address:
Shares Subject to Option:
Option Price Per Share:          $
Date of Grant:
Expiration Date:                     [Tenth anniversary of the Date of Grant]
Vesting Dates (subject to Paragraph 4 hereof):
[1/3 of the Option Shares on the first anniversary of the Date of Grant
1/3 of the Option Shares on the second anniversary of the Date of Grant
1/3 of the Option Shares on the third anniversary of the Date of Grant]1
[100% of the Option Shares on the third anniversary of the Date of Grant]2
          1. Number of Shares. The Company hereby grants to the Optionee a non-qualified stock option (the “Option”) to purchase the total number of shares of Company Stock set forth above (the “Option Shares”) at the Option Price per share set forth above (the “Option Price”), subject to all of the terms and conditions of this Option Agreement and the Plan.
          2. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan. In the event of any conflict, the terms of the Plan shall govern.
          3. Option Term. The term of the Option and of this Option Agreement (the “Option Term”) shall commence on the Date of Grant set forth above and, unless previously

[1]	For annual grant.

[2]	For one-time grant.

terminated pursuant to Paragraph 4 of this Option Agreement, shall terminate upon the Expiration Date set forth above. As of the Expiration Date, all rights of the Optionee hereunder shall terminate.
          4. Termination of Non-Employee Director Status/Acceleration of Vesting.
     (a) In the event the Optionee terminates service as a Non-Employee Director (other than as provided in the immediately succeeding sentence or in Paragraph (b) below), (i) the outstanding portion of the Option granted to such Optionee that is exercisable as of the date the Optionee ceases to be a Non-Employee Director shall remain exercisable for a period of thirty (30) days thereafter, but in no event later than the Expiration Date (and shall thereupon terminate) and (ii) except as provided in the immediately succeeding sentence, the outstanding portion of the Option which is not exercisable as of the date the Optionee ceases to be a Non-Employee Director shall terminate upon such date. In the event the Non-Employee Director becomes an employee of the Company immediately upon ceasing to be a Non-Employee Director, the Option shall not be affected.
     (b) In the event the Optionee terminates service as a Non-Employee Director (i) by reason of death, (ii) by reason of Disability, or (iii) by reason of reaching mandatory retirement (currently age 73), the entire Option, including any previously unexercisable portions of the Option, shall become fully vested and exercisable as of the termination date and shall remain exercisable for a period of one (1) year thereafter, but in no event later than the Expiration Date (and shall thereupon terminate).
     (c) In the event of a Change in Control, the entire Option shall become fully vested and exercisable and shall remain exercisable until the first anniversary of the Optionee ceasing to be a Non-Employee Director, but in no event later than the Expiration Date.
          5. Vesting; Payment of Exercise Price. Except as provided in Paragraph 4(b) and (c) above, on the Vesting Date(s) set forth above the Option shall become exercisable with respect to the number of Option Shares specified. Once exercisable, the Option shall continue to be exercisable at any time or times prior to the Expiration Date, subject to the provisions hereof and of the Plan. The Option Price shall be payable in any form authorized by Section 4(b) of the Plan.
          6. Authority of the Compensation Committee and the Board. The Compensation Committee or the Board shall have full authority to interpret and construe the terms of the Plan and this Option Agreement. The determination of the Compensation Committee or the Board as to any such matter of interpretation or construction shall be final, binding and conclusive.
          7. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

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If to Company:	Dana Holding Corporation
4500 Dorr Street
Toledo, Ohio 43615
Attention: Chief Administrative Officer

If to the Optionee:	At the address noted above.
          Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.
          8. Amendments. This Option Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.
          9. Governing Law. This Option Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
          10. Acceptance. The Optionee hereby acknowledges receipt of a copy of the Plan and this Option Agreement. The Optionee has read and understand the terms and provision thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement.
          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement on the day and year first above written.
DANA HOLDING CORPORATION
By
Name:
Title:
ACCEPTED AND AGREED TO:

Optionee

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